Exhibit 23.5

Gaffney, Cline & Associates, Inc. 4425 Westway Park Blvd Houston, TX 77041 Tel: +1 713 850 9955

April 7, 2022

Board of Directors
Ecopetrol S.A.
Carrera 13 No. 36 – 24
Bogotá, D.C.
Colombia

Dear Sirs,

Consent of Gaffney, Cline & Associates

As independent reserves engineers for Ecopetrol S.A. (Ecopetrol), Gaffney, Cline & Associates (GaffneyCline) hereby confirms that it has granted and not withdrawn its consent to (i) the references to GaffneyCline and to the inclusion of information contained in our third-party letter report entitled “SEC Proved Reserves Statement for Fifty Nine Fields in which Ecopetrol has an Interest, Colombia, as of December 31, 2021”, dated January 24, 2022, prepared for Ecopetrol, and to the annexation of our report as an exhibit in Ecopetrol’s annual report on Form 20-F for the year ended December 31, 2021; and, (ii) incorporation by reference of this consent and our report into Ecopetrol S.A.’s registration statement on Form F-3 filed with the United States Securities and Exchange Commission on May 28, 2021 (the “Registration Statement”). We further consent to the references to GaffneyCline as set forth in the Registration Statement under the heading “Experts”.

Yours sincerely,

/s/ Eduardo Sanchez J
Project Manager
Eduardo Sanchez J, Principal Advisor